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                                  EXHIBIT 10.6

MEMORANDUM OF AGREEMENT entered into as of October 1, 1997

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BY AND BETWEEN:       REPAP MARKETING INC., a company duly incorporated under the laws of Delaware, having its principal place of business at Stamford, Conn. (hereinafter "RMI")
            AND Neil Falco, having his address for the purposes of the present Agreement at New Canaan, Conn., (hereinafter the "Executive")
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THE PARTIES DECLARE AS FOLLOWS:

     WHEREAS Repap Sales Corporation and the Executive have previously entered into a Memorandum of Agreement dated as of June 17, 1996 (the "Prior Agreement") certain provisions of which the parties intend to be replaced with by this Agreement; and

     WHEREAS a Change in Control (as defined in the Prior Agreement) has occured, the Executive's employment with Repap Sales Corporation has been terminated and the Executive has received an indemnity equal to three years of his then current annual base salary pursuant to the Prior Agreement; and

     NOW, THEREFORE, THIS AGREEMENT WITNESSETH THAT, in consideration of the mutual promises contained herein, and other good and valuable consideration the adequacy and sufficiency of which is hereby acknowledged by the parties hereto, it is hereby agreed by and between the parties hereto as follows:

                                   ARTICLE 1

                                 INTERPRETATION

1.1 DEFINITIONS. For the purpose of this Agreement, or for the purposes of any notice or communication required hereunder, the following words and expressions shall have the following respective meanings, except where the context dictates otherwise.

      "Agreement" shall mean this agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "herein", "hereof", "hereto", "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; "Article", "Section", "Subsection" or other subdivision of this Agreement means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement;

      "Cause" shall mean any event or circumstance which, pursuant to applicable law, constitutes cause for dismissal without either notice or payment in lieu of notice:

      "Change in Control" shall mean the occurrence of any of the following events after the date hereof:

      (a) the purchase of at least twenty-five percent of the outstanding common shares of Repap or of Repap New Brunswick Inc. by a buyer who is a forest products industry participant; or

      (b) the purchase of at least thirty-three percent of the outstanding common shares of Repap or of Repap New Brunswick Inc. by a buyer other than a buyer who is described in sub-paragraph (a) of this definition; or

      (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Corporation (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Corporation was approved by a vote of two-thirds of the directors of the Corporation then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Corporation then in office; or

      (d) a reduction in the aggregate beneficial ownership of the common shares of Repap by Silverton International Fund Limited and Paloma Partners L.C.C. to ten percent or less through a sale to a third party other than a sale qualified through a public secondary offering of the common shares of Repap by Silverton International Fund Limited or River Road (Canada) L.C.C. or through a treasury offering of the common shares of Repap;

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     "Good Reason" shall mean, without the Executive's express consent, written or otherwise, any of the following:

      (a) assignment to the Executive of any duties inconsistent with, or a substantial alteration in the nature or status of, his responsibilities from those in effect as of the date hereof; or

      (b) reduction by RMI in the Executive's annual salary as in effect on the date hereof or as same may be increased from time to time; or

      (c) taking of any action by RMI which reduces or would materially reduce or fails to renew any of the benefits enjoyed by the Executive under any of RMI's life insurance, medical, health and accident or disability plans (collectively the "Insurance Plans"), or RMI's pension, deferred compensation or savings plans (collectively the "Benefit Plans") in which the Executive was participating at the time or of any other benefits herein mentioned; or

      (d) a requirement that the Executive perform his duties in a municipality other than the municipality in which the Executive resides at the date of this Agreement;

     "Person" shall mean any individual or other entity possessed of juridical personality, including, without limitation, a corporation, company, cooperative, partnership, trust, unincorporated association, or governmental body; and pronouns when they refer to a Person shall have a similarly extended meaning;

     "Repap" means Repap Enterprises Inc. a corporation formed under the laws of Canada.

1.2 GENDER. Any reference in this Agreement to any gender shall include all genders and words used herein importing the singular number only shall include the plural and vice versa.

1.3 HEADINGS. The insertion of headings is for convenience of reference only and shall not affect or be utilized in the construction or interpretation hereof.

1.4 SEVERABILITY. Any article, section, subsection or other subdivision of this Agreement or any other provision of this Agreement which is deemed to be or becomes, illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof which shall remain in full force and effect.

1.5 ENTIRE AGREEMENT. This Agreement together with any instruments to be delivered pursuant hereto constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements (except for the Prior Employment Agreement and then only Article 14 thereof), understandings, negotiations, and discussions, whether oral or written, by or among the said parties in respect of such subject matter.

1.6 AMENDMENT. No amendment hereto shall be binding unless expressly provided for in an instrument duly executed by the parties hereto.

1.7 WAIVER. No waiver by any party hereto, whether by conduct or otherwise, of any of the provisions of this Agreement shall be deemed to constitute a waiver by such party of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver hereof, unless otherwise expressly provided in an instrument duly executed by the party or parties hereto to be bound thereby.

1.8 GOVERNING LAW. This Agreement shall be governed by and interpreted and construed in accordance with the laws of Connecticut.

                                   ARTICLE 2

                              TERMINATION BENEFITS

2.1 TERMINATION. In the event that during the term of the Executive's employment with RMI a Change in Control occurs, and the Executive's employment is thereafter terminated:

      (a) by RMI without Cause within a period of twenty-four (24) months after the Change in Control and other than for death, disability or voluntary retirement at normal retirement age; or

      (b)   by the Executive, for Good Reason, within a period of twenty-four
           (24) months after the Change in Control, the Executive shall be entitled to the benefits provided below:

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      (c)   Base Salary -- RMI shall pay in cash as soon as practical, but no later than thirty (30) days following the date of termination, his full gross salary until the date of termination at the rate in effect at the time of termination plus the amounts, if any, owed to the Executive for bonuses declared but not paid;

      (d) Other Termination Benefits -- the Executive shall be entitled to receive the following payments and benefits:

           (i) a lump sum payment equal to the present value, as of the date of termination, of the cost of providing coverage for a period of three years from the Change in Control under any life insurance policy on the Executive's life in force immediately prior to the date of termination;

           (ii) entitlement, for a period of three years following the date of termination, to RMI's medical, dental, drug and other health benefits and thereafter, at the election of the Executive and upon payment of all premiums associated therewith from time to time, to continue to be entitled to the benefits of RMI's medical, dental, drug and other health programs;

           (iii) not later than the thirtieth day following the date of termination, RMI shall transfer to the Executive if he so elects the automobile, if any, placed at his disposal, at the date of termination, at no cost to the Executive, other than such income tax as he may be required to pay;

           (iv) all legal fees and expenses incurred by the Executive in contesting or disputing any termination or in seeking to obtain or enforce any right or benefit provided by this Agreement.

2.2 NO FURTHER BENEFITS. The Executive hereby acknowledges receipt of an amount equal to the indemnity required to be paid to him pursuant to section 2.1(d) of the Prior Agreement. The Executive acknowledges and agrees that if his employment with RMI is hereafter actually or constructively terminated with or without cause and whether or not a Good Reason exists or whether or not a Change in Control has occurred any entitlement to severance or notice in lieu of severance shall be reduced by the amount the Executive has acknowledged receiving in lieu of the indemnity to which he was entitled pursuant to section 2.1(d) of the Prior Agreement.

                                   ARTICLE 3

          COOPERATION WITH EMPLOYER AFTER TERMINATION OF THE AGREEMENT

3.1 COOPERATION. The Executive hereby undertakes, after the termination of this Agreement (except in the case of termination for Cause or Good Reason) to cooperate with RMI in all matters related to the conclusion of the Executive's ongoing work or projects and to facilitate an orderly transfer of the Executive's responsibilities or functions and duties hereunder to such other employees as may be designated by RMI.

                                   ARTICLE 4

                          CONFIDENTIALITY OF AGREEMENT

4.1 CONFIDENTIALITY. The Executive hereby agrees to keep strictly confidential all information concerning the present Agreement.

                                   ARTICLE 5

                                    GENERAL

5.1 FURTHER ASSURANCES. The parties hereto hereby agree in their own name and on behalf of, as the case may be, their respective heirs, legatees, successors, testamentary executors and permitted assigns, to sign all documents and to take all necessary or desirable measures to fulfill the terms and intent of this Agreement.

5.2 NOTICE. Any offer, notice, direction or other instrument required or permitted to be given hereunder shall be in writing and given by registered mail, by delivery or sent by telecopier or similar telecommunications device and addressed to the other party at the address of such party first mentioned in this Agreement.

      Any notice, direction or other instrument given as aforesaid shall be deemed to have been effectively given and received, if by registered mail then on the date of delivery thereof, if sent by telecopier or similar

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telecommunications device on the next business day following such transmission or, if delivered, to have been given and received on the date of such a delivery. Any address for service may be changed by written notice given as aforesaid.

5.3 ASSIGNMENT. Except as otherwise expressly provided for herein, this Agreement, and the rights granted and the obligations incurred hereunder, are not assignable, whether in whole or in part, by the Executive without the prior written consent of RMI.

      IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date and at the place first hereinabove mentioned.

                                         REPAP MARKETING INC.

                                         by:

                                         by:
                                                        Neil Falco

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